Exhibit 10.1

November 13, 2018

To:                             Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

From:               Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44 (20) 777 36461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as agent for Barclays Bank PLC

745 Seventh Avenue New York, NY 10019

Telephone: +1 212 412 4000

Dear Sirs,

The purpose of this letter agreement (this “Master Forward Confirmation”) is to confirm the terms and conditions of certain transactions to be entered into from time to time between Party A, through its agent Barclays Capital Inc., and Party B in accordance with the terms of the Sales Agreement, dated as of November 13, 2018, among Party B, Corporate Office Properties, L.P., Barclays Capital Inc., as Agent, Party A, as Forward Purchaser, and Barclays Capital Inc., as Forward Seller (the “Sales Agreement”), on one or more Trade Dates specified herein (collectively, the “Transactions” and each, a “Transaction”).  This letter agreement constitutes a “Master Forward Confirmation” as referred to in the Sales Agreement.  Each Transaction will be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation,” and each such Supplemental Confirmation, together with this Master Forward Confirmation, a “Confirmation” for purposes of the Agreement specified below) substantially in the form of Exhibit A hereto.  Party A is not a member of the Securities Investor Protection Corporation.  Party A is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1.                                      The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into each Confirmation.  In the event of any inconsistency among the Agreement, this Master Forward Confirmation, any Supplemental Confirmation, the 2000 Definitions and the 2002 Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Forward Confirmation; (iii) the 2002 Definitions; (iv) the 2000 Definitions; and (v) the Agreement.

Each Confirmation together with the Agreement shall evidence a complete and binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Master Forward Confirmation and the related Supplemental Confirmation relate, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. Each Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed the Agreement in such form on the date hereof (but without any Schedule except for the election of the laws of the State of New York as the governing law). The parties hereby agree that no Transaction other than the Transactions to which this Master Forward

Confirmation together with each Supplemental Confirmation hereunder relate shall be governed by the Agreement.  For purposes of the 2002 Definitions, each Transaction shall be a Share Forward Transaction.

Party A and Party B each represents to the other with respect to each Transaction hereunder that it has entered into such Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.                                      The terms of each Transaction to which this Master Forward Confirmation relates are as follows:

General Terms:

Party A:	Barclays Bank PLC

Party B:	Corporate Office Properties Trust

Trade Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be, subject to the provisions under the heading “Acceleration Events” in Section 3 of this Master Forward Confirmation and the provisions under the heading “Forward Placement Notices” in Section 3 of this Master Forward Confirmation, the last Trading Day (as defined in the Sales Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction.

Effective Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that is one Settlement Cycle following the Trade Date for such Transaction, or such later date on which the conditions set forth under “Conditions to Effectiveness” in Section 3 of this Master Forward Confirmation shall have been satisfied, subject to the provisions under the heading “Forward Placement Notices” in Section 3 of this Master Forward Confirmation.

Base Amount:

For each Transaction, initially, as specified in the Supplemental Confirmation for such Transaction, to be the number of Shares equal to the Actual Sold Forward Amount (as defined in the Sales Agreement) for the Forward Hedge Selling Period for such Transaction. For each Transaction, on each Settlement Date for such Transaction, the Base Amount for such Transaction shall be reduced by the relevant number of Settlement Shares for such Settlement Date.

Maturity Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that follows the Trade Date for such Transaction by the number of months or years set forth in the Forward Placement Notice (as defined in the Sales Agreement) for such Transaction, which number of days or months shall in no event be less than 3 months nor more than 2 years (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:

For each Transaction, on the Effective Date for such Transaction, the Initial Forward Price for such Transaction, and on any other day, the Forward Price for such Transaction as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such Transaction for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Sales Agreement) applicable to such Transaction; and (ii) the Volume-Weighted Hedge Price, subject to adjustment as set forth herein.

Volume-Weighted Hedge Price:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the volume-weighted average of the Sales Prices (as defined in the Sales Agreement) per share of Forward Hedge Shares (as defined in the Sales Agreement) sold on each Trading Day of the Forward Hedge Selling Period for such Transaction, as determined by the Calculation Agent; provided that, for the purposes of calculating the Initial Forward Price, each such Sales Price (other than the Sales Price for the last day of the relevant Forward Hedge Selling Period) shall be subject to adjustment by the Calculation Agent in the same manner as the Forward Price pursuant to the definition thereof during the period from, and including, the date one Settlement Cycle immediately following the first Trading Day of the relevant Forward Hedge Selling Period during which the Forward Hedge Shares in respect of such Transaction are sold to, and including, the Effective Date of such Transaction.

Daily Rate:	For each Transaction and for any day, (i)(A) the Overnight Bank Rate for such day, minus (B) the Spread for such Transaction, divided by (ii) 365.

Overnight Bank Rate:

For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>“, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	For each Transaction, as set forth in the Supplemental Confirmation for such Transaction.

Forward Price Reduction Dates:

For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be each date set forth under the heading “Forward Price Reduction Dates” in the Forward Placement Notice for such Transaction.

Forward Price Reduction Amount:

For any Transaction, for each Forward Price Reduction Date for such Transaction, the Forward Price Reduction Amount set forth opposite such date in Schedule I to the Supplemental Confirmation for such Transaction.

Shares:	Common shares of beneficial interest, USD 0.01 par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “OFC”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:

Party A; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, (i) Party A may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives (an “Equity Derivatives Dealer”) that is not an Affiliate of Party A and with respect to which no event of the type described in Section 5(a)(vii) of the Agreement is ongoing to replace Party A as Calculation Agent, and (ii) if Party A does not so designate any replacement Calculation Agent by the 10th Exchange Business Day following the date on which a calculation or determination is required to be made hereunder by the Calculation Agent, Party B shall have the right to designate an independent Equity Derivatives Dealer to replace Party A as Calculation Agent and, in each case, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Any determination or calculation by the Calculation Agent in such capacity shall be made in good faith and in a commercially reasonable manner.

Hedging Party:	Party A.

Settlement Terms:

Settlement Date:

With respect to any Transaction, any Scheduled Trading Day following the Effective Date for such Transaction and up to and including the Maturity Date for such Transaction, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A at least (i) three Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date for such Transaction, if Physical Settlement applies, and (ii) a number of Scheduled Trading Days equal to the Specified Number prior to such Settlement Date, which may be the Maturity Date for such Transaction, if

Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date for such Transaction shall be a Settlement Date for such Transaction if on such date the Base Amount for such Transaction is greater than zero, (ii) if Physical Settlement or Net Share Settlement applies and such Settlement Date specified above (including a Settlement Date occurring on such Maturity Date) is not a Clearance System Business Day, such Settlement Date shall be the next following Clearance System Business Day, and (iii) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge in respect of such Transaction (or portion thereof, as applicable) during an Unwind Period (as defined below) for such Transaction by a date that is more than three Scheduled Trading Days prior to such Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such originally specified Settlement Date for such Transaction as the Settlement Date for such Transaction.  The “Specified Number” for any Settlement Date for any Transaction hereunder means the product of 30 and a fraction, the numerator of which is the product of the number of Settlement Shares for such Settlement Date and the initial Forward Price for such Transaction and the denominator of which is USD 250,000,000 (such product rounded up to the nearest whole number); provided that in no event shall the Specified Number be less than three or greater than 30.

Settlement Shares:

In respect of any Transaction and with respect to any Settlement Date for such Transaction, a number of Shares, not to exceed the Base Amount for such Transaction, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date for such Transaction the number of Settlement Shares shall be equal to the Base Amount for such Transaction on such date.

Settlement:

In respect of any Transaction, Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date for such Transaction that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its commercially reasonable judgment, to unwind its hedge in respect of such Transaction (or portion thereof, as applicable) by the end of the Unwind Period for such Transaction in a manner that, in the reasonable judgment of Party A, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during such Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”).

For greater clarity, with respect to any Settlement Date for any Transaction (x) in respect of which Cash Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of such Transaction to be settled on such Settlement Date when it has purchased (or, to the extent applicable, unwound derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date and (y) in respect of which Net Share Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of the relevant Transaction to be settled on such Settlement Date when it has purchased (or, to the extent applicable, unwound derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares having an aggregate purchase price equal to the Net Share Settlement Purchase Price for such Settlement Date.

Settlement Notice Requirements:

Notwithstanding any other provision hereof, a Settlement Notice delivered in respect of any Transaction by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date for such Transaction or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:

For any Transaction, each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the third Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period for any Transaction is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of such Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.

Suspension Day:	Any Exchange Business Day on which Party A reasonably determines based on the advice of counsel that Cash

Settlement or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.

Market Disruption Event:

Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:

In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Transaction for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Transaction for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date for any Transaction, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date with respect to such Transaction occurs during the period from, but excluding, such Settlement Date to, and including, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount for such Transaction payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:

In respect of any Transaction and for any Settlement Date for such Transaction in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price for such Transaction on such Settlement Date and (ii) the number of Settlement Shares for such Transaction for such Settlement Date.

Cash Settlement:

In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Transaction for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount for such Transaction is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amounts shall be paid on the relevant Settlement Date.

Cash Settlement Amount:

In respect of any Transaction and for any Settlement Date for such Transaction in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average

Forward Price for such Transaction over the applicable Unwind Period for such Transaction (calculated assuming no reduction to such Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, except as set forth in clause (2) below), minus USD 0.02, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period, and (ii) the number of Settlement Shares for such Transaction for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period and (ii) the number of Settlement Shares for such Transaction with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:

In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares for such Transaction is a (i) negative number, Party A shall deliver a number of Shares to Party B equal to the absolute value of such Net Share Settlement Shares, or (ii) positive number, Party B shall deliver to Party A such Net Share Settlement Shares; provided that if Party A determines in its good faith, commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:

In respect of any Transaction and for any Settlement Date for such Transaction in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Party A actually purchases during the Unwind Period for such Transaction for a total purchase price (the “Net Share Settlement Purchase Price”) equal to the difference between (1) the product of (i) the average Forward Price for such Transaction over such Unwind Period (calculated assuming no reduction to such Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, except as set forth in clause (2) below), minus USD 0.02, multiplied by (ii) the number of Settlement Shares for such Transaction for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

10b-18 VWAP:

For any Exchange Business Day during an Unwind Period which is not a Suspension Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent. Party B acknowledges that Party A may refer to the Bloomberg Page “OFC <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Potential Adjustment Event:	Section 11.2(e) of the 2002 Definitions is hereby amended by deleting clause (iii) thereof.

Method of Adjustment:

Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, for any Transaction, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount for such Transaction, the Forward Price for such Transaction and any other variable relevant to the settlement or payment terms of such Transaction.

Additional Adjustment:

If with respect to any Transaction, in Party A’s commercially reasonable judgment, the actual cost to Party A, over any two month period, of borrowing a number of Shares equal to the Base Amount for such Transaction to hedge its exposure to such Transaction exceeds a weighted average rate equal to the Specified Borrow Rate for such Transaction, the Calculation Agent shall reduce the Forward Price for such Transaction in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to such Specified Borrow Rate during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to such Forward Price and, upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable two month period. The “Specified Borrow Rate” for any Transaction shall be the per annum rate set forth in the Supplemental Confirmation for such Transaction.

Account Details:

Payments to Party A:	Bank: Barclays Bank plc NY
ABA# 026 00 2574
BIC: BARCUS33
Acct: 50038524
Beneficiary: BARCGB33

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	DTC Securities: 229

Delivery of Shares to Party B:	To be advised.

Offices:

The Office of Party A for each Transaction is:	Inapplicable, Party A is not a Multibranch Party.

The Office of Party B for each Transaction is:	Inapplicable, Party B is not a Multibranch Party.

3.                                      Other Provisions:

Opinion:

For each Transaction, Party B shall deliver to Party A an opinion of counsel, dated as of the Trade Date for such Transaction, with respect to the matters set forth in Section 3(a) of the Agreement and clauses (m) and (n) under the heading “Additional Representations, Warranties and Agreements” set forth below in this Master Forward Confirmation.  Delivery of such opinion to Party A shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement.

Conditions to Effectiveness:

The effectiveness of each Supplemental Confirmation and the related Transaction on the Effective Date for such Transaction shall be subject to (i) the condition that the representations and warranties of Party B contained in the Sales Agreement and any certificate delivered pursuant thereto by Party B are true and correct or, as provided in the Sales Agreement or such certificate, true and correct in all material respects on such Effective Date as if made as of such Effective Date, (ii) the condition that Party B has performed all of the obligations required to be performed by it under the Sales Agreement on or prior to such Effective Date, (iii) the condition that Party B shall have delivered to Party A an opinion of counsel as required pursuant to the provision under the heading “Opinion” above, (iv) the satisfaction of all of the conditions set forth in Section 5 of the Sales Agreement, (v) the condition that the Sales Agreement shall not have been terminated pursuant to Section 7 thereof and (vi) the condition that neither of the following has occurred: (A) Party A (or its Affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Base Amount for such Transaction or (B) in Party A’s commercially reasonable judgment Party A (or its Affiliate) would incur a cost to borrow a number of Shares equal to the Base Amount for such Transaction of more than a rate equal to the Specified Borrow Rate for such Transaction to do so (in which event such Supplemental Confirmation and the related Transaction shall be effective but the Base Amount for such Transaction shall be the number of Shares Party A (or an Affiliate thereof) is required to deliver in accordance with Section 2 of the Sales Agreement).

Representations and Agreements of Party B:

Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into any Transaction hereunder; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction hereunder; and (iii) is entering into each Transaction hereunder for a bona fide business purpose.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding New York Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

Additional Representations, Warranties and Agreements of Party B:  Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof, on each “Forward Date” (as defined in the Sales Agreement) for any Transaction hereunder, on each “Forward Hedge Settlement Date” (as defined in the Sales Agreement) for any Transaction hereunder and on each Trade Date for any Transaction hereunder that:

(a)         Any Shares, when issued and delivered in accordance with the terms of any Transaction hereunder, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)         Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of any Transaction hereunder as herein provided, the full number of Shares as shall be issuable at such time upon settlement of such Transaction.  All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange. Party B shall have submitted an application for the listing of the Forward Shares (as defined below) for each Transaction hereunder on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Effective Date for such Transaction.  Party B agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement in respect of the relevant Transaction.

(c)          Party B agrees to provide Party A at least five Exchange Business Days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) for all Transactions hereunder being greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date for a Transaction hereunder, if any).  The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount for all Transactions hereunder and (2) the denominator of which is the number of Shares outstanding on such day.

(d)         No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Master Forward Confirmation or any Supplemental Confirmation and the consummation of the relevant Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date for a Transaction hereunder) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), (ii) as may be required to be obtained under state securities laws, and (iii) as required by the rules and regulations of the Exchange.

(e)          Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage for all Transactions hereunder would be equal to or greater than 9.5%.

(f)           Party B is not insolvent, nor will Party B be rendered insolvent as a result of any Transaction hereunder.

(g)          Neither Party B nor any of its Affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its Affiliates or any purchases by a party to a derivative transaction with Party B or any of its Affiliates), either under this Master Forward Confirmation, under any Supplemental Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Party A or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction hereunder not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B and Rule 10b-18 were applicable to such purchases.

(h)         Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period for any Transaction hereunder.

(i)             Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(j)            In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement in respect of any Transaction if, in the reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(k)         Party B (i) is capable of evaluating investment risks independently, both in general and with regard to each Transaction hereunder; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof, the Forward Date for each Transaction hereunder and the Trade Date for each Transaction hereunder.

(l)             Party B agrees it will not treat ownership positions held by Party A or any of its Affiliates solely in its (or their) capacity as a nominee or fiduciary for unrelated persons as constituting Beneficial Ownership or Constructive Ownership (as such terms are defined in Party B’s Amended and Restated Declaration of Trust, as amended from time to time (the “Charter”)) by Party A.

(m)     Party B has all necessary corporate or similar power and authority to execute and deliver, and shall execute and deliver on the Forward Date for each Transaction hereunder, a letter agreement among Party B, Party A and Barclays Capital Inc., as forward seller, entitled “Letter Agreement In Respect Of Ownership Limitation Calculation,” substantially in the form of Exhibit B hereto (the “Letter Agreement”), and perform its obligations in respect of the Letter Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate or similar action on Party B’s part; and on such Forward Date such Letter Agreement shall have been duly and validly executed and delivered by Party B and constitute its valid and binding obligation, enforceable against Party B in accordance with its terms.

(n)         Neither the execution and delivery of any Letter Agreement nor the incurrence or performance of obligations of Party B thereunder will (1) conflict with or result in a breach of the Charter or bylaws (or any equivalent documents) of Party B, (2) conflict with or result in a breach of any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (3) conflict with, result in a breach of or default under, or result in the creation of any lien under, any agreement or instrument to which Party B or any of its subsidiaries is a party or by which Party B or any of its subsidiaries is bound or to which Party B or any of its subsidiaries is subject, in each case, that is filed as an exhibit to Party B’s Annual

Report on Form 10-K for the year ending December 31 of the immediately preceding calendar year, as updated by any subsequent filings.

(o)         Party B acknowledges and agrees that:

(i)             during the term of each Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)          Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to each Transaction;

(iii)       Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price for each Transaction and the 10b-18 VWAP for each Transaction;

(iv)      any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price for each Transaction and 10b-18 VWAP for each Transaction, each in a manner that may be adverse to Party B; and

(v)         each Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of such Transaction.

Covenant of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date for a Transaction hereunder will be newly issued Shares and when delivered by Party A (or an Affiliate of Party A) to securities lenders from whom Party A (or an Affiliate of Party A) borrowed Shares in connection with hedging its exposure to such Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an Affiliate of Party A.  Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date for a Transaction hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)         Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date for a Transaction hereunder to return to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Master Forward Confirmation and the relevant Supplemental Confirmation.

(b)         In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its Affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in any Supplemental Confirmation, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, each Transaction hereunder shall automatically terminate on the date thereof without further liability of either party to this Master Forward Confirmation or any related Supplemental Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Forward Confirmation or any Supplemental Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall have the unilateral right to elect Physical Settlement of each Transaction hereunder pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) each Transaction hereunder shall automatically terminate on the date of any Insolvency Filing pursuant to the provisions set forth in the immediately preceding paragraph solely to the extent that Party B failed to elect Physical Settlement of such Transaction pursuant to the provisions set forth above under the heading “Settlement Terms” prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date for any Transaction and on or prior to the Maturity Date for such Transaction (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of such Transaction), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount for such Transaction to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date for such Transaction.  “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution, or a portion thereof, declared by the Issuer with respect to the Shares that is specified by the board of trustees of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event” with respect to any Transaction:

(a)         Stock Borrow Events.  In the commercially reasonable judgment of Party A (i) Party A (or its Affiliate) is unable to hedge Party A’s exposure to such Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) Party A (or its Affiliate) would incur an actual cost to borrow a number of Shares equal to the Base Amount for such Transaction of more than a rate equal to the Maximum Specified Borrow Rate for such Transaction (each, a “Stock Borrow Event”);

(b)         Dividends and Other Distributions.  On any day occurring after the Trade Date for such Transaction, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date for such Transaction (with the Trade Date for such Transaction being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I to the relevant Supplemental Confirmation or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A;

(c)          ISDA Early Termination Date.  Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)         Other ISDA Events.  The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law (other than as specified in clause (Y) of the definition thereof) or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Forward Date for such Transaction”; or

(e)          Ownership Event.  In the reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

The “Maximum Specified Borrow Rate” for any Transaction shall be the per annum rate set forth in the Supplemental Confirmation for such Transaction.

The “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means a number of Shares equal to (x) the minimum number of Shares that could reasonably be expected to give rise to reporting or registration obligations (other than any filing under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the date hereof) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or could reasonably be expected to result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the date hereof, will not be deemed to have such an adverse effect), minus (y) 1% of the number of Shares outstanding.

Materially Increased Costs

Upon the occurrence of any Change in Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least five Exchange Business Days (or until such earlier date as an agreement is reached) (any such period of negotiation, the “Amendment Period”) to amend this Master Forward Confirmation and/or any Supplemental Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change in Law.”  Such amendment may, if agreed by Party A and Party B, result in a Change in Law to which an Acceleration Event applies.  If, after negotiating in good faith during the Amendment Period to so amend this Master Forward Confirmation and/or the relevant Supplemental Confirmation, Party A and Party B are unable to agree upon such an amendment, the relevant Change in Law specified in clause (Y) of the definition thereof shall constitute an Acceleration Event, notwithstanding any language in clause (d) under the heading “Acceleration Events” above to the contrary.  The Calculation Agent may, in connection with the designation of a Termination Settlement Date following such Acceleration Event, reduce the Forward Price for the relevant Transaction to compensate Party A for any “materially increased costs” incurred during the relevant Amendment Period.  Any Change in Law that results in an actual cost to Party A of borrowing a number of Shares equal to the Base Amount for the relevant Transaction to hedge its exposure to such Transaction that is equal to or less than a rate equal to the Maximum Specified Borrow Rate for such Transaction shall not constitute a “materially increased cost” for purposes of clause (Y) of the definition of “Change in Law” as a result of such cost.

Termination Settlement:

Upon the occurrence of any Acceleration Event in respect of any Transaction, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date under such Transaction (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares for the relevant Transaction so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares for the relevant Transaction so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the relevant Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during an Unwind Period for any Transaction relating to a number of Settlement Shares for the relevant Transaction to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of such Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Under no circumstances will Party A be entitled to an adjustment to the terms of any Transaction for the effects of an Extraordinary Dividend (other than as set forth above under the heading “Extraordinary Dividends”) or a change in expected dividends.

Private Placement Procedures:

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its Affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A; provided that Party A may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Party A (or its Affiliate) not having borrowed a number of Shares equal to the Base Amount for the relevant Transaction on or before the Effective Date for such

Transaction if there has been no change in law or change in the policy of the Securities and Exchange Commission or its staff.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Master Forward Confirmation and each Supplemental Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or Affiliate) in connection with this Master Forward Confirmation or any Supplemental Confirmation and (ii) Party B is entering into the Agreement, this Master Forward Confirmation and each Supplemental Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below).  For purposes of each Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission, or otherwise disseminated in a manner constituting “public disclosure” within the meaning of Regulation FD under the Exchange Act and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information For purposes of each Transaction, “EDG Personnel” means any employee on the trading side of the Equity Derivatives Group of Party A and does not include any of Party A’s “private side” equity or equity-linked personnel (including, without limitation, any Party A equity or equity-linked legal personnel) (or any other person or persons designated from time to time in writing to Party B by Party A).

Maximum Share Delivery:

Notwithstanding any other provision of this Master Forward Confirmation or any Supplemental Confirmation, in no event will Party B be required to deliver on any Settlement Date for any Transaction hereunder, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to the Forward Shares for such Transaction to Party A.  In connection with any partial settlement of a Transaction hereunder (other than a settlement to which the “Private Placement” procedures in Annex A to this Master Forward Confirmation apply), the number of Forward Shares shall be subject to reduction by an amount equal to the product of 1.5 and the number of Settlement Shares for such partial settlement.  The “Forward Shares” for any Transaction shall be as set forth in the Supplemental Confirmation for such Transaction.

Transfer and Assignment:

The provisions of Section 7 of the Agreement shall apply to each Transaction. Notwithstanding the immediately preceding sentence, Party A may, without the prior written consent of Party B, assign or transfer any of its rights or delegate any of its duties hereunder and under each Supplemental Confirmation to any Affiliate of Party A (i) whose obligations hereunder, under such Supplemental Confirmation and under the Agreement are guaranteed by Party A or (ii) that has a rating for its long-term, unsecured and unsubordinated indebtedness or a long-term issuer rating that is equal to or better than the rating for Party A’s long-term, unsecured and unsubordinated indebtedness or Party A’s long-term issuer rating, as the case may be, at the time of such assignment or transfer so long as, in each case, at the time of such assignment or transfer, (a) such assignee or transferee is organized under the laws of the United States or any State thereof; (b) Party B will not, as a result of such assignment or transfer, be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer; (c) Party B will not, as a result of such assignment or transfer, receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer. Notwithstanding any other provision in this Master Forward Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its Affiliates (each, a “Designee”) to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of any Transaction and any such Designee may assume such obligations.  Party A shall be discharged of its obligations to Party B only to the extent of performance by a Designee; Party A shall otherwise remain fully liable to Party B for all of its obligations under this Master Forward Confirmation and each Supplemental Confirmation.

Indemnity:

Party B agrees to indemnify Party A and its Affiliates and their respective directors, officers, agents and controlling parties (Party A and each such Affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Master Forward Confirmation, any Supplemental Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, but only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such breach. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s negligence or willful misconduct.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

4.                                      The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B under the Transactions are not secured by any collateral.  Obligations under the Transactions shall not be set off against any other obligations of the parties, whether arising under the Agreement, under this Master Forward Confirmation, under any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under any Transaction, whether arising under the Agreement, under this Master Forward Confirmation, under any Supplemental Confirmation under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement with respect to any Transaction, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) such Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that neither this Master Forward Confirmation nor any Supplemental Confirmation is intended to convey to Party A rights with respect to the Transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Master Forward Confirmation, any Supplemental Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transactions.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder and Party A shall not be entitled to take delivery of any Shares deliverable hereunder in respect of any Transaction (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit for such Transaction, (ii) the Section 16 Percentage would exceed 9.5% or (iii) Party A and each person subject to aggregation of Shares with Party A under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of the Threshold Number of Shares for such Transaction.  Any purported delivery hereunder in respect of any Transaction shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit for such Transaction, (ii) the Section 16 Percentage would exceed 9.5% or (iii) Party A Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares for such Transaction.  If any delivery owed to Party A hereunder in respect of any Transaction is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit for such Transaction, (ii) the Section 16 Percentage would not exceed 9.5% and (iii) Party A Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares for such Transaction.  The “Threshold Number of Shares” for any Transaction means a number of Shares equal to 4.9% of the outstanding Shares on the Trade Date for such Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its Affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Other Forward Transactions:

Party B agrees that (x) it shall not cause to occur, or permit to exist, any Forward Hedge Selling Period at any time there is (1) a “Forward Hedge Selling Period” (or equivalent concept) relating to any other issuer forward sale or similar transaction (including, without limitation, any “Transaction” under (as and defined under) any substantially identical master forward confirmation) with any financial institution other than Party A (an “Other Forward Transaction”), (2) any “Unwind Period” (or equivalent concept) hereunder or under any Other Forward Transaction or (3) any other period in which Party B directly or indirectly issues and sells Shares pursuant to an underwriting agreement (or similar agreement including, without limitation, any equity distribution agreement) (such period, a “Selling Period”) that Party B enters into with any financial institution other than Party A, and (y) Party B shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Unwind Period” (or equivalent concept) under any Other Forward Transaction that is not an Other ATM Forward Transaction (as defined below), a “Forward Hedge Selling Period” (or equivalent concept) relating to any Transaction or any Other Forward Transaction or any Selling Period.  Party A acknowledges, however, that, pursuant to the Sales Agreement, Party B may enter into one or more forward transactions (each, an “Other ATM Forward Transaction” and collectively, the “Other ATM Forward Transactions”) with another Forward Purchaser (as defined in the Sales Agreement) (an “Other Dealer”). Party A and Party B agree that if Party B designates a “Settlement Date” (or equivalent concept) with respect to one or more Other ATM Forward Transactions for which “Cash Settlement” (or equivalent concept) or “Net Share Settlement” (or equivalent concept) is applicable, and the resulting “Unwind Period” (or equivalent concept) for such Other Forward Transaction coincides for any period of time with an Unwind Period for a Transaction (the “Overlap Unwind Period”), Party B shall notify Party A at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Party A shall be permitted to purchase Shares to unwind its hedge in respect of such Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Party A by Party B at least one Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, would be every other Scheduled Trading Day if there is only one Other Dealer in such Overlap Unwind Period, every third Scheduled Trading Day if there are two Other Dealers, etc.).

New York General Obligations Law:

Party B and Party A agree and acknowledge that: (A) the Transactions contemplated by this Master Forward Confirmation will be entered into in reliance on the fact that this Master Forward Confirmation and each Supplemental Confirmation hereto form a single agreement between Party B and Party A, and Party A would not otherwise enter into such Transactions; (B) this Master Forward Confirmation, together with each Supplemental Confirmation hereto, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the New York General Obligations Law; (C) each Supplemental Confirmation hereto, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the New York General Obligations Law; and (D) this Master Forward Confirmation and each Supplemental Confirmation hereto constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the New York General Obligations Law, and each party hereto intends and agrees to be bound by this Master Forward Confirmation and such Supplemental Confirmation.

Forward Placement Notices:

Party B and Party A agree that, upon the effectiveness of any accepted Forward Placement Notice relating to a Forward (as such term is defined in the Sales Agreement), in respect of the Transaction to which such accepted Forward Placement Notice relates, each of the representations, warranties, covenants, agreements and other provisions of this Master Forward Confirmation and the Supplemental Confirmation for such Transaction (including, without limitation, the provisions above in Section 3 of this Master Forward Confirmation under the heading “Extraordinary Dividends,” Party A’s right to designate a Termination Settlement Date in respect of such Transaction and the termination of such Transaction following an Insolvency Filing) shall govern, and be applicable to, such Transaction as of the first Trading Day of the Forward Hedge Selling Period for such Transaction as if the Trade Date for such Transaction were such first Trading Day.  Notwithstanding anything to the contrary in this Master Forward Confirmation, any Supplemental Confirmation, the Agreement, the 2002 Definitions or the 2000 Definitions, if Party A designates a Termination Settlement Date with respect to a Transaction (1) following the occurrence of an Event of Default or Termination Event, other than an Insolvency Filing, and such Termination Settlement Date is to occur before the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period for such Transaction or (2) prior to Party B’s execution of the Supplemental Confirmation relating to such Transaction, then, for purposes of such Termination Settlement Date, a Supplemental Confirmation relating to such Transaction reasonably completed by Party A (as if the Trade Date for such Transaction were the last day of the Forward Hedge Selling Period on which the Forward Seller sold Forward Hedge Shares for such Transaction) shall, notwithstanding the provisions under “Conditions to Effectiveness” above, be deemed to be immediately effective.

Delivery of Cash:

For the avoidance of doubt, nothing in this Master Forward Confirmation or any Supplemental Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of any Transaction, except (i) as set forth above under “Extraordinary Dividends,” (ii) in circumstances where cash settlement is within Party B’s control (including, without limitation, where Party B elects to deliver or receive cash or where Party B has made a Private Placement Settlement in accordance with Annex A unavailable due to the occurrence of events within its control) or (iii) in those circumstances in which holders of Shares would also receive cash.  For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Party B as a result of breach of this Master Forward Confirmation or any Supplemental Confirmation.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Forward Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Forward Confirmation, any Supplemental Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)         Addresses for Notices.  For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn:                                            Paul Robinson

Telephone:           (+1) 212-526-0111

Facsimile:                 (+1) 917-522-0458

Email:                                    paul.robinson1@barclays.com

Address for notices or communications to Party B:

Address:                                                                         Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

Attention:                                                                 General Counsel

Telephone No.:                                     (443) 285-5400

Email:                                                                                    david.finch@copt.com

(b)         Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Master Forward Confirmation and/or any Supplemental Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Master Forward Confirmation and each Supplemental Confirmation by, among other things, the mutual waivers and certifications herein.

Acknowledgements:

The parties hereto intend for:

(a)         each Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)         a party’s right to liquidate each Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)          Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)         all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

If Party A is a bank regulated by the Federal Deposit Insurance Corporation, (i) Party A recognizes and intends that each Transaction is, and shall constitute, a “qualified financial contract” as that term is defined in 12 U.S.C. §1821(e)(8)(d)(i), as the same may be amended, modified, or supplemented from time to time; and (ii) Party A represents and warrants that it is authorized by appropriate corporate action under applicable law to enter into each Transaction as evidenced by the execution of this Master Forward Confirmation and the related Supplemental Confirmation by an officer of Party A at the level of vice president or higher.

Severability:

If any term, provision, covenant or condition of this Master Forward Confirmation or any Supplemental Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Master Forward Confirmation and the related Supplemental Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Master Forward Confirmation and such related Supplemental Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Master Forward Confirmation and such Supplemental Confirmation and the deletion of such portion of the Master Forward Confirmation and/or such Supplemental Confirmation will not substantially impair the respective benefits or expectations of parties to this Master Forward Confirmation and such Supplemental Confirmation; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Tax Matters:

(a)         Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Sections 3(f) and 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b)         Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the following representations:

(i)             The following representations will apply to Party A:

A.                                    Each payment received or to be received by it in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States; and

B.                                    Party A is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii)          The following representations will apply to Party B:

A.                                    Party B is a corporation for U.S. federal income tax purposes.

B.                                    Party B is a “U.S. person” (as that term is used in section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and a real estate investment trust that is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(J).

(c)          Agreements to Deliver Documents. For the purpose of Section 4(a)(i) of the Agreement, Party A and Party B each agrees to deliver, as applicable, (i) in the case of Party A, a completed and accurate U.S. Internal Revenue Service Form W-8ECI (or successor thereto) and (ii) in the case of Party B, a complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto), in each case (x) promptly upon execution of this Master Forward Confirmation and each Supplemental Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect.

(d)         Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(e)          “Tax” as used in this “Tax Matters” section and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (ii) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, each of a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.

(f)           Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4) and 2(d)(ii)(1) of the Agreement and the definition of “Tax” are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

(g)          In connection with entering into this Master Forward Confirmation and each Supplemental Confirmation, neither Party B nor any Affiliate thereof will acquire any long position (either directly or indirectly, including through a derivative transaction) with respect to the Shares.

Role of Agent:

Each of Party A and Party B acknowledges to and agrees with the other party hereto and to and with Barclays Capital Inc. (for purposes of this paragraph and the provisions under the captions “Regulatory Provisions” and “Method of Delivery” below, the “Agent”) that (i) the Agent is acting as agent for Party A under each Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to any Transaction, and may transfer its rights and obligations with respect to any Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under any Transaction, (iv) Party A and the Agent have not given, and Party B is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Party A or the Agent, other than the representations expressly set forth in this Master Forward Confirmation, each Supplemental Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with each Transaction.  Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder.  Party B acknowledges that the Agent is an affiliate of Party A. Party A will be acting for its own account in respect of this Master Forward Confirmation and the Transactions contemplated hereunder.

Regulatory Provisions:

The time of dealing for each Transaction will be confirmed by Party A upon written request by Party B. The Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with each Transaction.

Method of Delivery:

Whenever delivery of funds or other assets is required hereunder by or to Party B, such delivery shall be effected through the Agent.  In addition, all notices, demands and communications of any kind relating to the Transactions between Party A and Party B shall be transmitted exclusively through the Agent.

2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol:

The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Master Forward Confirmation.  For the purposes of this section:

(a)         Party A is a Portfolio Data Sending Entity and Party B is a Portfolio Data Receiving Entity;

(b)         Party A and Party B may use a Third Party Service Provider, and each of Party A and Party B consents to such use including the communication of the relevant data in relation to Party A and Party B to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(c)          The Local Business Days for such purposes in relation to Party A and Party B is New York, New York, USA.

(d)         The following are the applicable email addresses.

Portfolio Data:	Party A: MarginServicesPortRec@barclays.com

Party B: david.finch@copt.com

Notice of discrepancy:	Party A: PortRecDiscrepancy@barclays.com

Party B: david.finch@copt.com

Dispute Notice:	Party A: EMIRdisputenotices@barclays.com

Party B: david.finch@copt.com

NFC Representation Protocol:

The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol.  In respect of the Attachment to the NFC Representation Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Master Forward Confirmation.  Party B confirms that it enters into this Master Forward Confirmation and each Supplemental Confirmation as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).  Party B shall promptly notify Party A of any change to its status as a party making the NFC Representation.

Acknowledgment regarding certain UK Resolution Authority Powers:

(a)         Party A is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and the PRA, and is subject to the Bank of England’s resolution authority powers, as contained in the EU Bank Recovery and Resolution Directive, and transposed in the UK by the Banking Act 2009. The powers include the ability to (i) suspend temporarily the termination and security enforcement rights of parties to a qualifying contract, and/or (ii) bail-in certain liabilities owed by Party A including the writing-down of the value of certain liabilities and/or the conversion of such liabilities into equity holdings (as described in further detail below). Pursuant to PRA requirements, Party A is required to ensure that counterparties to certain agreements it enters into which are governed by non-EEA law contractually recognize the validity and applicability of the above-mentioned resolution powers, in order to ensure their effectiveness in cross border scenarios.

(b)         The terms of this section apply only to the Transactions and constitute our entire agreement in relation to the matters contained in this section, and do not extend or amend the resolution authority powers of the Bank of England or any replacement authority. The terms of this section may not be amended by any other agreements, arrangements or understandings between Party A and Party B. By signing the Transactions, Party B acknowledges and agrees that, notwithstanding the governing law of the Transactions, the Transactions are subject to, and Party B will be bound by the effect of an application of, the Bank of England’s (or replacement resolution authority’s) powers to (i) stay termination and/or security enforcement rights, and (ii) bail-in liabilities.

[Remainder of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Master Forward Confirmation and returning it to Dealer.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Managing Director

Accepted and confirmed as
of the date first above written:

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Budorick
Name: Stephen E. Budorick
Title: President and Chief Executive Officer

[Signature Page to Master Forward Confirmation]

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

To:	Corporate Office Properties Trust (“Party B”)
6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046

From:	Barclays Bank PLC (“Party A”)
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Telephone: +1 212 412 4000

Date:	[ ], 20[ ]

Dear Sir(s):

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Party A, through its agent Barclays Capital Inc., and Party B (together, the “Contracting Parties”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Party A and Party B as of the relevant Trade Date for the Transaction referenced below.

1.                                      This Supplemental Confirmation supplements, forms part of, and is subject to the Master Forward Confirmation dated as of November 13, 2018 (the “Master Forward Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Forward Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.                                      The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ], 20[ ]

Effective Date:	[ ], 20[ ]

Maturity Date:	[ ], 20[ ]

Base Amount:	[ ]

Initial Forward Price:	USD [ ]

Spread:	[ . ]%

Volume-Weighted Hedge Price:	USD [ ]

Specified Rate:	[ ] basis points per annum

I-1

Maximum Specified Borrow Rate:	[ ] basis points per annum

Forward Shares:	[ ](1) Shares

(1)  To be 1.5 times the Base Amount.

2

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Supplemental Confirmation and returning it to Dealer.

Very truly yours,

BARCLAYS BANK PLC

By:
Name:
Title: Authorised Signatory

Accepted and confirmed as
of the Trade Date:

CORPORATE OFFICE PROPERTIES TRUST

By:
Name:
Title:

[Signature Page to Forward Supplemental Confirmation]

Schedule I

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00
[ ], 20[ ]	USD [ ]
[ ], 20[ ]	USD [ ]
[ ], 20[ ]	USD [ ]
……	……
[ ], 20[ ]	USD [ ]

2

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)                                     If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A.  In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder and/or the Forward Price for the relevant Transaction in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement, this Confirmation or any Supplemental Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date for the relevant Transaction or Termination Settlement Date for the relevant Transaction that would otherwise be applicable.

(ii)                                  If Party B delivers any Restricted Shares in respect of any Transaction, unless it is advised in writing by outside counsel that any of the following actions would violate applicable securities laws because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff occurring after the date hereof, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).

A-1

EXHIBIT B

FORM OF LETTER AGREEMENT

[Date]

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44(20)77736461

Telephone: +44 (20) 777 36810

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Telephone: +1 212 412 4000

RE:                           Letter Agreement In Respect Of Ownership Limitation Calculation

Reference is made to the Amended and Restated Declaration of Trust, as amended from time to time (the “Declaration”), of Corporate Office Properties Trust (the “Company”), and to certain limitations contained in Section 7.2.1 of the Declaration with respect to ownership of Common Shares (the “Common Share Ownership Limit”), and with respect to ownership of Equity Shares (the “Aggregate Share Ownership Limit” and, together with the Common Share Ownership Limit, the “Ownership Limits”). The Common Share Ownership Limit and the Aggregate Share Ownership Limit are designed to facilitate the Company’s qualification as a Real Estate Investment Trust (“REIT”) for U.S. federal income tax purposes and generally limit ownership of the Company’s Common Shares by a Person to not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, and ownership of the Company’s Equity Shares by a Person to not more than 9.8% of the value of the outstanding Equity Shares, respectively.  Except as otherwise indicated, terms used herein have the meanings provided in the Declaration.

The Company has entered into a Master Forward Confirmation, dated as of November 13, 2018, with Barclays Bank PLC (the “Forward Purchaser”) relating to certain share forward transactions (the “Master Forward Confirmation”).  The Company and the Forward Purchaser also intend to enter into a Supplemental Confirmation, to be dated on or about the last Trading Day (as defined in the Sales Agreement (as defined below)) of the Forward Hedge Selling Period (as defined in the Sales Agreement) relating to the Forward Sale (as defined below), regarding the sale (the “Forward Sale”) of the Company’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”), by the Company to the Forward Purchaser (such Supplemental Confirmation, together with the Master Forward Confirmation, the “Forward Sale Agreement”).  Further, in connection with the Forward Sale Agreement, and as set forth in the Sales Agreement (the “Sales Agreement”) dated November 13, 2018, among the Company, Corporate Office Properties, L.P., Barclays Capital Inc., as Agent, the Forward Purchaser and Barclays Capital Inc., as Forward Seller (the “Forward Seller”), the Forward Purchaser or its affiliate proposes to borrow and sell through the Forward Seller Common Shares. The Forward Purchaser and the Forward Seller are herein referred to collectively as the “Dealer Parties.”

The Company hereby covenants and agrees that it does not, and will not, treat any Forward Sale Agreement, by its terms, as constituting or giving rise to Beneficial Ownership or Constructive Ownership by any Dealer Party of the Common Shares underlying such Forward Sale Agreement for purposes of the Ownership Limits. Accordingly, this letter agreement shall serve as confirmation and agreement by the Company that the Dealer Parties are not

B-1

required to seek or obtain an Excepted Holder Limit from the Company’s Board of Trustees under Article VII of the Declaration in respect of any Common Shares underlying the Forward Sale Agreements prior to delivery of such Common Shares to any Dealer Party upon “Physical Settlement” or “Net Share Settlement” of any Forward Sale Agreement. Nothing herein shall be construed as a waiver of the Ownership Limits set forth in the Declaration, and any Equity Shares that are Beneficially Owned by the Dealer Parties shall remain subject to the Ownership Limits.

The Dealer Parties shall cooperate with the Company’s reasonable requests for information regarding the number of Equity Shares owned by the Dealer Parties, subject to applicable law.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

Please indicate your acceptance of and agreement with the foregoing by executing this letter in the space provided below.

[Remainder of this page intentionally blank.]

B-2

Corporate Office Properties Trust

By:
Name:
Title:

Barclays Bank PLC,
as Forward Purchaser

By:
Name:
Title:	Authorised Signatory

Barclays Capital Inc.,
as Forward Seller

By:
Name:
Title: